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                                                               Exhibit (a)(1)(H)


   This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The Offer is made solely by the Offer to Purchase, dated November 23, 2005, and the related Letter of Transmittal, and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock in any jurisdiction in which the making or acceptance of offers to sell shares would not be in compliance with the
                           laws of that jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                       BY
                               EMDEON CORPORATION
                                       OF
                   UP TO 60,000,000 SHARES OF ITS COMMON STOCK
                     AT A PURCHASE PRICE OF $8.20 PER SHARE

      Emdeon Corporation, a Delaware corporation (the "Company"), is offering to purchase for cash up to 60,000,000 shares of its common stock, par value $0.0001 per share (the "Shares"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 23, 2005, and in the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"). The Company is inviting its stockholders to tender their Shares at a price of $8.20 per share, without interest, upon the terms and subject to the conditions of the Offer.

      The Offer is subject to certain conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including that a minimum of 27,500,000 Shares be properly tendered and not properly withdrawn in the Offer.

          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
     AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 21, 2005,
                          UNLESS THE OFFER IS EXTENDED.

      THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE INFORMATION AGENT FOR THE OFFER IS MAKING ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN SO DOING, STOCKHOLDERS SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE COMPANY'S REASONS FOR MAKING THE OFFER. THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED THE COMPANY THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR SHARES IN THE OFFER.

      The Company will purchase at $8.20 per share all Shares properly tendered, and not properly withdrawn, prior to the "Expiration Time" (as defined below), upon the terms and subject to the conditions of the Offer, including the "odd lot," proration and conditional tender provisions. Under no circumstances will the Company pay interest on the purchase price for the Shares, regardless of any delay in making payment. The Company reserves the right, in its sole discretion, to purchase more than 60,000,000 Shares under the Offer, subject to applicable law.

      The term "Expiration Time" means 12:00 midnight, New York City time, on Wednesday, December 21, 2005, unless the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Time" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire.

      For purposes of the Offer, the Company will be deemed to have accepted for payment, and therefore purchased, Shares properly tendered (and not properly withdrawn), subject to the odd lot, proration and conditional tender provisions of the Offer, only when, as and if the Company gives oral or written notice to American Stock Transfer & Trust Company, the Depositary for the Offer, of its acceptance for payment of Shares under the Offer. The Company will make payment for Shares tendered and accepted for payment under the Offer only after timely receipt by the Depositary of certificates for such Shares or of timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the "book-entry transfer facility" (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof or, in the case of a book-entry transfer, an "agent's message" (as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal.


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      Upon the terms and subject to the conditions of the Offer, if more than
60,000,000 Shares (or such greater number of Shares as the Company may elect to purchase, subject to applicable law) have been properly tendered and not properly withdrawn prior to the Expiration Time, the Company will purchase properly tendered Shares on the following basis:

      - first, from all holders of "odd lots" (holders of less than 100 Shares) who properly tender all their Shares and do not properly withdraw them before the Expiration Time (partial tenders will not qualify for this preference);

      - second, on a pro rata basis from all other stockholders who properly tender Shares and do not properly withdraw them before the Expiration Time, other than stockholders who tender conditionally and whose conditions are not satisfied; and

      - third, only if necessary to permit the Company to purchase 60,000,000 Shares (or such greater number of Shares as the Company may elect to purchase, subject to applicable law), from holders who have tendered Shares subject to the condition that the Company purchase a specified minimum number of the holder's Shares if the Company purchases any of the holder's Shares in the Offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders that conditionally tender their Shares must have tendered all of their Shares.

      The Company will return all tendered Shares that it has not purchased in the Offer to the tendering stockholders at the Company's expense promptly after the Expiration Time.

      The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder's Shares. The Company will announce any amendment to the Offer by making a public announcement of the amendment.

      The Board of Directors of the Company believes that investing in Shares at this time is a prudent use of its financial resources given its business profile, assets and, in particular, recent market prices for its common stock. The Offer represents an opportunity for the Company to return capital to stockholders who elect to tender their Shares, while at the same time increasing non-tendering stockholders' proportionate interest in the Company.

      Generally, a stockholder will be subject to U.S. federal income taxation when the stockholder receives cash from the Company in exchange for the Shares that the stockholder tenders. Stockholders are strongly encouraged to read the Offer to Purchase for additional information regarding the U. S. federal income tax consequences of participating in the Offer and to consult their tax advisors.

      Tenders of Shares under the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Time and, unless previously accepted for payment by the Company under the Offer, may also be withdrawn at any time after 12:00 midnight, New York City time, on Monday, January 23, 2006. For such withdrawal to be effective, American Stock Transfer & Trust Company must timely receive a written, telegraphic or facsimile transmission notice of withdrawal at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an "eligible institution" (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an eligible institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility's procedures.

      The Company will determine, in its sole discretion, all questions as to the form and validity of any notice of withdrawal, including the time of receipt, and such determination will be final and binding. None of the Company,


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American Stock Transfer & Trust Company, as the Depositary, Innisfree M&A
Incorporated, as the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification. The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

      THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER. We are mailing promptly the Offer to Purchase and the related Letter of Transmittal to record holders of Shares whose names appear on the Company's stockholder list and will furnish the Offer to Purchase and the related Letter of Transmittal to brokers, dealers, commercial banks, trust companies (including the trustee of certain of the Company's 401(k) plans and its employee stock ownership plan) and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares. Persons who hold vested rights to purchase or otherwise acquire Shares, including persons who hold vested stock options and other convertible rights holders, will be provided a copy of the Offer to Purchase and the related Letter of Transmittal upon request to the Information Agent at the number set forth below. Such persons should read the Offer to Purchase for further information regarding how they can participate in the Offer.

      Please note that, in October 2005, Emdeon Corporation changed its corporate name from WebMD Corporation, after an initial public offering by its subsidiary WebMD Health Corp., which now has the sole rights to use the name WebMD. In connection with the name change, the CUSIP No. for Emdeon common stock was also changed to 290849 10 8 (from 94769M 10 5).

      Please direct any questions or requests for assistance to the Information Agent at the telephone number and address set forth below. Please direct requests for additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery to the Information Agent at the telephone number and address set forth below. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, please contact the Depositary.

                     The Information Agent for the Offer is:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                               New York, NY 10022

                   Stockholders call toll-free: 1-888-750-5834
                 Banks and Brokers call collect: 1-212-750-5833


November 23, 2005


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